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                                                                   EXHIBIT 10(t)



                                LICENSE AGREEMENT



AGREEMENT MADE AND ENTERED INTO ON THE  o   DAY OF   o  , 2001.

BETWEEN: POWER TECHNOLOGY INC., a corporation, having its head office at 1000 W. Bonanza Road, Las Vegas, NV 89106, herein represented by Lee Balak, President, duly authorized to do so as he so declares;

                                        (hereinafter referred to as "LICENSOR");

AND: GARTNER TRANS d.o.o., a corporation legally constituted under the laws of Slovania, having a principal office at Denova 5, 1000 Ljubljana, Slovania, herein represented by Walter Fischer, owner/director and Tamara Gaber, director, duly authorized to do so as they so declare;

                                        (hereinafter referred to as "LICENSEE");

WHEREAS LICENSOR is the owner of "PATENTS" (as hereinafter defined);

WHEREAS LICENSOR wishes to grant unto LICENSEE and LICENSEE wishes to acquire from LICENSOR a exclusive License to enable LICENSEE to manufacture, produce, sell, distribute and promote the "PRODUCTS" (as hereinafter defined) throughout the "TERRITORY" (as hereinafter defined), the whole in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       DEFINITIONS

In this Agreement:

1.1 "PATENTS" shall mean Electrochemical battery structure and method US Patent 6,060,198 as well as any extension, division, continuation, revalidation, reissue or renewal of same including, without limiting the generality of the foregoing, the patent applications and patents described in Schedule "B" hereto;


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1.2 "CONTRACT YEAR" shall mean that period of time commencing upon the signature of this Agreement and ending on August 21, 2008 and any subsequent calendar year;

1.3 "PRODUCTS" shall mean the reticulated plates and any derived products manufactured or produced by LICENSEE under this license including, without limitation, batteries of all sorts;

1.4      "TERRITORY" shall mean the following countries of Eastern Europe:

SLOVANIA, CROATIA, SERBIA, YUGOSLAVIA, BULGARIA, RUMANIA, POLAND, SLOVAKIA, RUSSIA.

2.       GRANT OF LICENSE

2.1 LICENSOR hereby grants unto LICENSEE, the latter hereby accepting, the exclusive license to manufacture, produce, sell and distribute the PRODUCTS in the TERRITORY and for no other purpose.

2.2      Void

2.3 LICENSEE further undertakes to have each of its managers and other key employees sign a confidentiality and non-competition agreement to the same effect as Section 5 in a form acceptable to LICENSOR.

3.       INFORMATION AND ASSISTANCE

3.1 LICENSOR will promptly, after the execution of this Agreement, complete the information disclosure from LICENSOR to LICENSEE, including making available to LICENSEE and its representatives any portion of the Confidential Information required by LICENSEE to use the PATENTS which has not previously been communicated to LICENSEE.

3.2 Subject to paragraph 3.3, LICENSOR shall, at LICENSEE's reasonable request, provide technical assistance to LICENSEE and otherwise cooperate with and assist LICENSEE in order to use the PATENTS and produce and manufacture the PRODUCTS.

3.3 Thereafter, LICENSOR shall make its technical staff available to LICENSEE according to terms and conditions to be negotiated between the Parties. At all times, any and all travelling, lodging, meals and related expenses incurred by the LICENSOR's staff at the request of LICENSEE shall be borne by the LICENSEE.

3.4 All decisions relating to the filing, prosecution and maintenance of the Patents shall rest exclusively with LICENSOR which shall assume all costs related thereto.


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4.       CONSIDERATION

4.1 As consideration for the entering into of this Agreement and for the rights granted herein, LICENSEE undertakes and agrees to pay to LICENSOR the following:

         (a) a license fee of TWO HUNDRED FIFTY THOUSAND US DOLLARS (US$250,000.00) upon execution hereof; and

         (b) a royalty of ONE DOLLAR FIFTY CENTS US (US$1.50) per PRODUCT sold by LICENSEE ("ROYALTIES").

4.2 All Royalties shall be paid quarterly, within thirty and shall be accompanied by a report indicating, with respect to each country, the number of PRODUCTS sold by LICENSEE. The payment of all Royalties shall be made in U.S. Currency by bank transfer to the bank that LICENSOR may indicate to LICENSEE from time to time.

4.3 If the payment of the Royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of the Royalties from and after the date on which the same became due pursuant to this Section 4 at a rate equal to eighteen percent (18%) per annum calculated from the date upon which such amount was due. Accrued interests will bear interest at the same rate.

4.4 In order that the Royalties payable hereunder may be accurately determined, and the statements provided for herein above be verified, LICENSEE undertakes and agrees to keep full, clear, accurate and complete books and records relating to its operations under this Agreement, to be kept available for at least five
(5) years. All of the said records and books of LICENSEE shall be open at all reasonable times and upon reasonable notice during business hours throughout the term of this Agreement and for a period of five (5) years thereafter for inspection and audit by any duly authorized representative or representatives of LICENSOR, at the latter's expense, to ascertain the accuracy of the Royalties payments made hereunder by LICENSEE, provided however, that if there shall have been an error in favour of the LICENSEE in excess of two percent (2%) in computing Royalties for the period audited, all reasonable expenses in connection with such inspection and audit shall be borne by and paid for by LICENSEE.

4.5 LICENSEE shall allocate all Royalties payable hereunder separately for each country and all required statements to be provided to LICENSOR hereunder by LICENSEE shall be separate and distinct with respect to each country. All monetary amounts stated therein shall refer to the lawful currency of the United States of America.

4.6 Upon the demand of LICENSOR, but not more than once during any calendar year, LICENSEE shall at its expense furnish to LICENSOR a detailed statement by an independent Chartered Accountant, Certified Public Accountant or equivalent professional accountant in LICENSEE's country attesting to the Royalties due and payable hereunder as of LICENSEE's last fiscal year end.


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4.7 Receipt or acceptance by LICENSOR of any statement furnished pursuant to this Agreement or any sum paid hereunder shall not preclude LICENSOR from questioning the correctness thereof at any time during the period of five (5) years from receipt thereof but not thereafter, and in the event that any mistake is discovered in any such statement or payment, and LICENSEE is appraised thereof, LICENSEE shall immediately rectify same.

4.8 For the purpose of this Section 4, LICENSEE agrees that LICENSOR shall have the right to inspect at all reasonable times any and all locations where LICENSEE designs, produces, manufactures, distributes or sells any PRODUCTS.

5.       CONFIDENTIAL INFORMATION

5.1 Each Party agrees to maintain the confidentiality of the Confidential Information of the other Party and not to disclose, directly or indirectly, any part to anyone without prior written authorization from the other Party.

5.2 Each Party agrees not to use, directly or indirectly, any Confidential Information of the other Party for purposes other than as provided herein and not to assist or collaborate with third parties using, directly or indirectly, any similar Confidential Information for purposes other than those provided for in the present Agreement, without prior written authorization from the other Party.

5.3 The confidentiality and non-use undertakings specified in the present Agreement do not apply to any part of the Confidential Information which, through no breach of the provisions of the present Agreement:

5.3.1 the recipient can demonstrate was in the public domain at the time of disclosure of such information by the LICENSOR;

5.3.2 the recipient can demonstrate was in its possession, prior to disclosure of such information by the LICENSOR and had not been previously obtained directly or indirectly from the LICENSOR;

5.3.3 the recipient can demonstrate it had received from a third party after disclosure of such information by the LICENSOR hereunder, as a matter of right and having no direct or indirect obligation to the LICENSOR with respect to same, provided that such third party did not acquire such information directly or indirectly from the LICENSOR; or

5.3.4 must be disclosed by virtue of the law but only to the extent specifically required.

5.4 Notwithstanding the above, Confidential Information will not be deemed to be in the public domain or to have been known by a party mainly because it is embraced by more general information previously known to it or merely because it is expressed in publications, books, patents or other literature in general terms not specifically including such Confidential Information disclosed or made available to the other Party.


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5.5 Each Party undertakes to cause those of its directors, officers, shareholders, senior management personnel or other employees who are likely, by reason of their functions, to have access to any part of the Confidential Information from the other Party, to sign an agreement in which said director, officer, shareholder, senior management personnel or employee agrees to treat Confidential Information learned during the course of his employment in the same manner as LICENSOR or LICENSEE treats such information.

5.6 Each Party acknowledges that any violation of the provisions of this Section 5 would result in irreparable injury to the other Party for which no adequate remedy at law may be available, and such party accordingly consents to the issuance of an injunction prohibiting any conduct by such Party in violation of the provisions of this Section 5, without prejudice to any other rights which the other party may have in the circumstances, including the right to claim damages.

5.7 Any Party who violates one of the provisions of the present section 5 shall pay to the Party who is the owner of the Confidential Information that is the object of a violation, all the advantages or other profits that such party may, directly or indirectly, gain as well as to compensate it for any damages that the Party may suffer following such violation, including, without limitation, loss of profits.

5.8 The confidentiality and non-use undertakings herein mentioned will remain in full force and effect during the whole term of the present Agreement and shall survive termination or expiration hereof.

6.       DEVELOPMENTS AND IMPROVEMENTS

6.1 LICENSEE hereby agrees to notify the LICENSOR promptly of any improvement to the PATENTS within the scope of this Agreement, which it may develop or which may be brought to its attention. It is understood that any improvement ("IMPROVEMENT") to the PATENTS developed by LICENSEE or its allowed sub-contractors or sub-licensee during the term of this Agreement shall be owned exclusively by LICENSOR and details thereof and same shall automatically be included under the terms of the License granted by this Agreement. To the extent that any part of the IMPROVEMENTS is not construed to be the exclusive property of LICENSOR, LICENSEE, on its behalf, on behalf of its employees and any others used by LICENSEE, hereby irrevocably assigns to LICENSOR all rights, title and interests to all such part of the IMPROVEMENTS and hereby irrevocably waives all moral rights in all such part of the IMPROVEMENTS and hereby agrees to obtain specific assignments from its employees and any others used by it to give full force and effect to the foregoing. LICENSEE hereby agrees to do all things necessary to enable LICENSOR to secure patents, copyrights and other rights relating to the IMPROVEMENTS, including, without limitation, the execution of a specific assignment of title to any part of the IMPROVEMENTS to LICENSOR.


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7.       MARKETING AND SALES PROMOTIONS

7.1 LICENSEE shall use its best efforts to manufacture, produce, promote, sell and distribute the PRODUCTS in the TERRITORY, the whole in accordance with the terms and conditions set forth in this Agreement.

8.       MINIMUM SALES

8.1 In the event that the cumulative total number of PRODUCTS sold by LICENSEE at the end of Contract Years 2002, 2003 and 2004 are less than, respectively 0 , 600,000 and 600,000 , LICENSOR will have the right, at its option, to terminate the Agreement. Paragraphs 13.3 to 13.5 hereof will apply to such termination. In the event that this Agreement is renewed after its initial term of three (3) years in accordance with Section 12 hereof, the parties shall mutually agree in writing, prior to the renewal of this Agreement, on the minimum sales requirements for each further term of this Agreement.

9.       INFRINGEMENT OF INTELLECTUAL PROPERTY

9.1 LICENSEE and LICENSOR agree to notify each other, in writing, of any acts of infringement relating to the PATENTS immediately after any such acts are brought to its attention or it has otherwise acquired knowledge thereof. The Parties agree to consult with each other as to how to respond to each infringement. If the Parties jointly conclude that legal action should be taken with respect to such infringement, LICENSOR and LICENSEE shall promptly and diligently prosecute such action and shall each pay one-half ( 1/2) of all costs and expenses and receive one-half ( 1/2) of all recoveries and awards with respect to said action. If LICENSEE advises LICENSOR that it does not intend to participate in any legal action, then LICENSOR shall be free to prosecute said action on its behalf and it shall pay all costs and expenses and receive all recoveries and awards therefrom. In the event LICENSOR advises LICENSEE that it will not participate in such legal action, then LICENSEE shall be free to prosecute such action as LICENSEE may deem advisable and in that connection, LICENSOR shall assist LICENSEE in all reasonable ways and at all reasonable times, and LICENSEE shall have the right to use the name of LICENSOR as a party to the proceedings, either solely or jointly with LICENSEE's own name, provided that LICENSEE shall pay all costs and expenses and receive all recoveries and awards in connection with such proceedings and further provided, however, that LICENSOR shall always be free, at his own cost and expense, to subsequently join in any pending action. In any event, the parties hereby agree to cooperate fully with each other in the prosecution of any such action.

9.2 In the event that any suit, action, or other proceeding shall be brought against LICENSEE involving any claim of Patent infringement based upon LICENSEE's manufacture, production, use and/or sale of any PRODUCTS, and as often as the same shall occur, LICENSEE shall promptly send to LICENSOR a copy of all proceedings which have been served in such suit, action or other proceeding. In the defence of any


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such claim, LICENSOR will cooperate fully with LICENSEE, and will, from time to time, make available to LICENSEE all relevant records, papers, information, samples, specimens and other similar material. However, LICENSOR shall bear no obligation to hold harmless LICENSEE from and against any and all liabilities, damages, costs and expenses of any nature whatsoever (including but no limited to attorney's fees) incurred by LICENSEE in connection therewith.

9.3 LICENSEE agrees and undertakes not to contest, directly or indirectly, the ownership or validity of the Patents and acknowledges that same are the exclusive property of LICENSOR.

10.      MAINTENANCE OF STANDARDS

10.1 PRODUCTS manufactured and produced by LICENSEE shall be in strict accordance with all applicable governmental standards, laws, rules and regulations and with standards of quality, workmanship and performance reasonably stipulated from time to time by LICENSOR. LICENSEE shall permit authorized representatives of LICENSOR to inspect during normal business hours the PRODUCTS manufactured and produced by LICENSEE in order to ensure that such PRODUCTS meet LICENSOR's standards of quality, workmanship and performance. LICENSEE shall cause truthful and accurate labeling regarding the care, maintenance and use of the PRODUCTS, where applicable, to be affixed to such PRODUCTS.

10.2 LICENSEE shall indemnify and save and hold harmless LICENSOR from any liabilities, claims, causes of action, suits, damages and expenses (including reasonable attorney's fees and expenses) which LICENSOR is or becomes liable for, or may incur, or be compelled or pay by reason of any acts, whether of omission or commission that may be committed or suffered by LICENSEE or any of its servants, agents or employees in connection with LICENSEE's performance under the terms of this Agreement or arising out of the use of the Products manufactured or produced by or on behalf of or sold by LICENSEE. LICENSEE, in addition, shall assume all warranty obligations to its customers in respect of such PRODUCTS, and LICENSOR shall have no liability either to LICENSEE or to its customers in respect of such warranty obligations. The obligations of LICENSEE under this section 10.2 shall survive expiration of termination of this Agreement.

11.      SUB-LICENSE AND ASSIGNMENT

11.1 LICENSEE shall not sub-license and/or assign the rights and license granted pursuant to the terms of this Agreement without prior written consent of LICENSOR.

12.      TERM OF AGREEMENT

12.1 This Agreement shall commence upon the execution of these presents and shall expire on the 21 day of August , 2008, unless previously terminated in accordance with the terms of this Agreement.


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12.2 This Agreement shall be deemed to be automatically renewed for two (2)
further terms ("ADDITIONAL TERMS") of two (2) years each, provided that LICENSEE has met the minimum sale requirements at the end of each Contract Year or at the end of each ADDITIONAL TERM of this Agreement, as applicable, the whole as provided for in Section 8.1 hereof.

13.      TERMINATION

13.1 The occurrence of any one or more of the following events (hereinafter referred to as the "EVENTS OF DEFAULT") shall constitute a default under this
Agreement:

13.1.1   if any payment by LICENSEE to LICENSOR is not made on its due day;

13.1.2 if LICENSEE institutes proceedings seeking relief under a bankruptcy law or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition for or consent or answer consenting to reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestration (or other similar official) of it or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing;

13.1.3 the calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering of a composition or extension to creditors by, for or of LICENSEE;

13.1.4   if LICENSEE breaches any other material provision of this Agreement.

13.2 In the event of a default specified in sub-paragraph 13.1.4 which is not corrected within ten (10) days of notice of such default, LICENSOR thereafter shall have the right to immediately terminate this Agreement. In the event of a default specified in sub-paragraphs 13.1.1, 13.1.2 and 13.1.3, LICENSOR will have the right to immediately terminate this Agreement without notice.

13.3 No assignee for the benefit of creditors, receiver, liquidator, sequestration, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of LICENSEE's assets or business shall have any right to continue the performance of this Agreement.

13.4 Expiration or termination of this Agreement shall not release LICENSEE from any payments or obligations due and payable or accrued to LICENSOR or rescind any payment made or paid prior to the time such expiration or termination becomes effective nor release LICENSEE from those obligations hereunder which survive expiration or termination. Furthermore, termination of this Agreement prior to the expiration of its term shall be without prejudice to any other rights which LICENSOR may have against


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                                       9


LICENSEE, including, without limitation, damages for breach to the extent that same may be recoverable.

13.5 Upon the expiration or termination of this Agreement, LICENSEE shall forthwith cease the use of any Patents.

14.      REPRESENTATIONS AND WARRANTIES OF THE PARTIES

14.1     LICENSOR hereby represents and warrants unto LICENSEE that:

14.1.1 it owns the Patents and that it has every legal right to enter into this Agreement and to perform the terms and conditions hereof or its part to be performed, free of any encumbrances whatsoever;

14.1.2 it owns the PATENTS and there is no outstanding license granted by it which would in any way conflict with the license granted hereby to LICENSEE or which will in any manner prevent LICENSEE from developing, manufacturing, producing, distributing or selling the PRODUCTS;

14.1.3 LICENSOR has not received any notice that the manufacture, sale or use of the PRODUCTS by LICENSEE will constitute an infringement of any patents or other proprietary rights owned by any third party;

14.1.4 LICENSOR has made no investigations as to the matters set forth in sub-paragraph 14.1.3. LICENSEE agrees that LICENSOR will not be charged with constructive knowledge of any such infringement or conflict.

14.2 LICENSOR disclaims all liability for any direct or indirect damage of any nature caused by or resulting from a defect in the manufacture, design, production or use of the PRODUCTS.

14.3 LICENSEE hereby represents and warrants unto LICENSOR that it has every legal right and authorization to enter into this Agreement and to perform the terms and conditions hereof or its part to be performed, free of any encumbrances whatsoever.

15.      DISCLAIMER OF PARTNERSHIP AND AGENCY

15.1 This is an Agreement between separate entities and neither is the agent or servant of the other for any purpose whatsoever. LICENSEE is an independent contractor and does not have any power nor will it represent itself as having any power to in any way bind or obligate LICENSOR or to assume or create any expressed or implied obligation or responsibility on behalf of LICENSOR or in LICENSOR's name. This Agreement shall not be construed as constituting LICENSEE and LICENSOR as partners or to create any other form of legal association which would impose liability upon one party for the act or failure to act of the other.


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16.      WAIVER OF DEFAULT

16.1 The failure of any party at any time to take action against the other party, or the failure of either party to terminate the present Agreement as provided herein, shall not affect either party's right to require full performance of this Agreement at any time thereafter, and the waiver by either party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach thereof nor nullify the effectiveness of such provisions or the right of such party to demand redress for their respective losses, damages and prejudices.

17.      SCOPE OF AGREEMENT

17.1 This Agreement which constitutes the entire agreement between the parties pertaining to the subject matter thereof and no representations, inducements, promises or agreements, or otherwise, between the Parties not embodied therein shall remain in force and effect. No change, termination or waiver of any of its provisions hereunder shall be binding upon the parties unless in writing and signed by them.

18.      SUCCESSORS

18.1 Subject to the provisions of Section 11 and 13 hereof, the rights and liabilities of the Parties shall bind and enure to the benefit of their respective successors and assigns.

19.      SEVERABILITY

19.1 The invalidity of any particular provision of this Agreement shall not affect any other provision hereof, and the Agreement shall be construed as if any such invalidated provisions were omitted.

20.      NOTICES

20.1 Any notice, demand, consent or other communication required or permitted to be given under this Agreement (collectively and individually the "Notice") shall be in writing and addressed to their addressee at their address stated hereunder or such addresses as the parties may specify from time to time by written notice. The relevant addresses of the parties hereto are as follows:

20.1.1   If to LICENSOR:             To the attention of the President at the
                                     address indicated above.

20.1.2   With a copy to:             Me Charles Chevrette

                                     Mendelsohn Rosentzveig Shacter
                                     1000 Sherbrooke Street West
                                     27th Floor
                                     Montreal QC
                                     H3A 3G4


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                                       11


20.1.3   If to LICENSEE:             To the attention of the President at the
                                     address indicated above.

20.2 Notices may be delivered by hand, registered mail or fax and shall be deemed to have been received as follows:

20.2.1   If delivered by hand:       at the time of delivery to a person who
                                     appears reasonably to be in charge.

20.2.2   If sent by fax:             at the time of confirmed transmission
                                     provided a confirmation copy is sent by
                                     airmail or registered mail within 24 hours after the transmission.

20.2.3   If sent by registered mail: at the time of delivery or of attempted delivery in the case delivery cannot be
                                     completed due to no fault of the sender.

20.3 If the time of such deemed receipt as provided in paragraph 20.2 hereof is not during the customary hours of business, the Notice shall be deemed to have been received at 10:00 a.m. at the place of delivery on the first customary day of business thereafter.

20.4     All Notices shall be in the English language.

21.      FURTHER AGREEMENT

21.1 The parties agree to execute such further or other documents and assurances which may be required from time to time in order to give effect to the provisions of this Agreement.

22.      APPLICABLE LAW

22.1 This Agreement shall be governed by the laws applicable in the United-Kingdom.

22.2 All disputes arising out of or relating to the formation, terms, breach or alleged breach of this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. Each party hereby irrevocably consents to the jurisdiction of the ICC Court of Arbitration, and waives any objection to such jurisdiction it may have based on forum non conviens or similar objection. The place of arbitration shall be England. The arbitration shall be conducted in English and all documents and agreements relative to any such dispute shall be read, interpreted, and construed from


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                                       12


the English versions thereof. The award rendered shall be final and binding upon both parties. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, either party may seek equitable or similar relief from any court having jurisdiction thereof. In the event that any action or arbitration proceeding is brought for any breach or default of any of the terms of this Agreement, or otherwise in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in that action or proceeding, or any appeal therefrom, including without limitation, all attorneys' fees and costs actually incurred.

23.      GENERAL PROVISIONS

23.1 The preamble and the Schedules herein shall be deemed to form part of this Agreement.

23.2 The division of the terms of this Agreement into separate articles and the headings in the Agreement are for convenience and reference only and shall have no bearing on the instruction or interpretation of its terms.

23.3 LICENSOR and LICENSEE hereby waive to the fullest extent permitted by law (and to the extent that such waiver is not contrary to any statutory provisions in force in the TERRITORY), any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each shall be limited to the recovery of any actual damages sustained by it.

23.4 This Agreement has been drafted in the English language at the request of the parties.

IN WITNESS WHEREOF, the parties have signed on the date first above mentioned.

                                       POWER TECHNOLOGY INC.


                                       Per:
                                           -------------------------------------
                                           Lee Balak


                                       GARTNER TRANS d.o.o.


                                       Per:
                                           -------------------------------------
                                           Walter Fischer


                                       Per:
                                           -------------------------------------
                                           Tamara Gaber



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                                       13


                                  SCHEDULE "A"

                          PATENTS & PATENT APPLICATIONS




                COUNTRY              PATENT/                    DATE
                               PATENT APPLICATIONS